Filed pursuant to Rule 433
Dated February 20, 2013

Relating to
Pricing Supplement No. 625 dated February 20, 2013 to
Registration Statement No. 333-178081

Global Medium-Term Notes, Series F
Fixed Rate Senior Notes Due 2016
Floating Rate Senior Notes Due 2016
Fixed Rate Senior Notes Due 2023

Fixed Rate Senior Notes Due 2016
Issuer:	Morgan Stanley
Principal Amount:	$1,250,000,000
Maturity Date:	February 25, 2016
Trade Date:	February 20, 2013
Original Issue Date (Settlement):	February 25, 2013 (T+3)
Interest Accrual Date:	February 25, 2013
Issue Price (Price to Public):	99.811%
Agents’ Commission:	0.25%
All-in Price:	99.561%
Net Proceeds to Issuer:	$1,244,512,500
Interest Rate:	1.750% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each February 25 and August 25, commencing August 25, 2013
Day Count Convention:	30/360
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746BDG8
ISIN:	US61746BDG86
Issuer Ratings:	Baa1 (Moody’s) / A- (Standard & Poor’s) / A (Fitch) / A (R&I) / A (high) (DBRS) (Negative / Negative / Stable / Negative / Negative)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Floating Rate Senior Notes Due 2016
Issuer:	Morgan Stanley
Principal Amount:	$750,000,000
Maturity Date:	February 25, 2016
Trade Date:	February 20, 2013
Original Issue Date (Settlement):	February 25, 2013 (T+3)
Interest Accrual Date:	February 25, 2013
Issue Price (Price to Public):	100%
Agents’ Commission:	0.25%
All-in Price:	99.75%
Net Proceeds to Issuer:	$748,125,000
Base Rate:	LIBOR
Spread (plus or minus):	Plus 1.25%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each February 25, May 25, August 25 and November 25, commencing May 25, 2013
Day Count Convention:	Actual/360
Initial Interest Rate:	Base Rate plus 1.25% (to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date)
Initial Interest Reset Date:	May 25, 2013
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746BDH6
ISIN:	US61746BDH69
Issuer Ratings:	Baa1 (Moody’s) / A- (Standard & Poor’s) / A (Fitch) / A (R&I) / A (high) (DBRS) (Negative / Negative / Stable / Negative / Negative)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Fixed Rate Senior Notes Due 2023
Issuer:	Morgan Stanley
Principal Amount:	$2,500,000,000
Maturity Date:	February 25, 2023
Trade Date:	February 20, 2013
Original Issue Date (Settlement):	February 25, 2013 (T+3)
Interest Accrual Date:	February 25, 2013
Issue Price (Price to Public):	99.637%
Agents’ Commission:	0.45%
All-in Price:	99.187%
Net Proceeds to Issuer:	$2,479,675,000
Interest Rate:	3.750% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each February 25 and August 25, commencing August 25, 2013
Day Count Convention:	30/360
Optional Make-Whole Redemption:	Yes (treasury spread: plus 30 basis points)
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746BDJ2
ISIN:	US61746BDJ26
Issuer Ratings:	Baa1 (Moody’s) / A- (Standard & Poor’s) / A (Fitch) / A (R&I) / A (high) (DBRS) (Negative / Negative / Stable / Negative / Negative)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated November 21, 2011
Prospectus Dated November 21, 2011